Exhibit 10.5

LEASE EXTENSION AGREEMENT

This Agreement (the “Extension Agreement”) is made by and between Southwest Mineral Company, LLC, a New Mexico limited liability company (“Lessor”), and Thrust Energy, Inc., a New Mexico corporation (“Thrust”), and Cebolla Roja, LLC, a New Mexico limited liability company (“Cebolla”) (Thrust and Cebolla are collectively referred to hereinbelow as the “Lessee”). The Lessor and Lessee are collectively referred to hereinbelow as the “Parties.”

WHEREAS, AMREP Southwest, Inc., a New Mexico corporation (“Amrep”), and Outer Rim Investments, Inc., a New Mexico corporation (“Outer Rim”) (Amrep and Outer Rim are hereinafter collectively referred to as the “Original Lessors”), as lessor, and Lessee, as lessee, entered into that certain Oil & Gas Lease and Addendum dated September 8, 2014, for certain mineral rights in Sandoval County, New Mexico (hereinafter the “Lease”); and

WHEREAS, the term of the Lease expires on September 8, 2018; and

WHEREAS, the Original Lessors conveyed all their right, title and interest in the minerals and mineral rights subject to the Lease to Lessor pursuant to that certain Mineral Rights Quitclaim Deed dated August 7, 2018, and recorded in the office of the County Clerk of Sandoval County, New Mexico, on August 8, 2018, in Book 421, Page 17859, as Document No. 2018017859; and

WHEREAS, the Parties desire to extend the term of the Lease upon the terms and conditions contained in this Extension Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained hereinbelow, the Parties hereby agree and covenant as follows:

1.	All capitalized terms used in this Extension Agreement but not defined in this Extension Agreement shall have the same meaning as used in the Lease.

2.	The expiration date of the Primary Term of the Lease shall be extended from September 8, 2018 to September 8, 2020.

3.	The Lessee shall not pay an extension fee for the extension granted in Section 2 of this Extension Agreement, except as follows: if at any time during the Test Period any Lessee Related Entity provides any Consideration to obtain, enter into, option, extend or renew a lease for or an acquisition of any Minerals within the exterior boundaries of Sandoval County, Bernalillo County, Santa Fe County or Valencia County (collectively, the “Applicable Area”), Lessee agrees to immediately pay Lessor an amount equal to the Consideration per Third Party Acre multiplied by 54,793.24. Lessee is not obligated to extend any leases nor to exercise any options to acquire any oil and gas leases.

For purposes of this Extension Agreement:

•	“Consideration” means any kind or form of consideration, benefit, property, money, amount or forbearance or anything else of value. If the Consideration is not money, the Consideration shall be deemed to have a value equal to the fair market value of the Consideration as determined by Lessor.

•	“Consideration per Third Party Acre” means an amount equal to the value of the Consideration divided by the number of net mineral acres subject to the applicable lease or acquisition.

•	“Costs” means any pre-production, production, post-production or other costs or expenses (including without limitation any costs or expenses of or relating to exploration, drilling, equipping, processing, transportation, sales, capital, depreciation, overhead, administration, gathering, compressing, storing, marketing or other activities).

•	“Lessee Related Entity” means the Lessee, Thrust, Cebolla or any entity owned or controlled, in whole or in part, by the Lessee, Thrust, Cebolla or by one or more of the past, current or future officers, managers, stockholders or members of the Lessee, Thrust or Cebolla. The Lessee, Thrust and Cebolla represent and warrant that James C. Manatt, Jr., F. Andrew Grooms and Christopher Carameros are current officers, managers, stockholders and/or members of the Lessee, Thrust or Cebolla.

•	“Minerals” means any minerals or mineral rights, including without limitation any oil, gas, oil rights or gas rights.

•	“Test Period” means the period of time from and including September 8, 2017 through and including September 8, 2020.

4.	Upon execution of this Extension Agreement, Lessee shall assign, or shall cause their affiliate to assign, an ORRI to Lessor on any and all rights, titles and interests in, to, under or relating to Minerals (whether such Minerals are a result of acquisition, lease, option or otherwise) presently or hereinafter owned by, leased by, optioned by or otherwise subject to the control of any Lessee Related Entity in any part of the Applicable Area for the period of time equal to the period of time of such Lessee Related Entity’s ownership, lease, option or other control (including without limitation any extensions, renewals or modifications of such ownership, lease, option or other control). If the applicable Minerals are not owned, leased, optioned or otherwise subjected to the control of Lessee (but rather are owned, leased, optioned or otherwise subjected to the control of a Lessee Related Entity other than Lessee) and Lessee is unable to secure the assignment contemplated by the prior sentence within thirty (30) days after the date of this Extension Agreement as to existing leases, options or other control documents or within fifteen (15) days after the effective date of any future leases, options or other control documents, Lessor may, in its sole discretion, obtain one or more of the following remedies: (i) immediately terminate the Lease and Lessee shall have no further rights thereunder; and/or (ii) seek any and all other remedies available at law or in equity including injunctive relief and specific performance.

Lessee represents and warrant that all rights, titles and interests in, to, under or relating to Minerals (whether such Minerals are a result of acquisition, lease, option or otherwise) presently owned by, leased by, optioned by or otherwise subject to the control of any Lessee Related Entity in any part of the Applicable Area is solely owned by, leased by, optioned by or otherwise subject to the control of Lessee and no other Lessee Related Entity.

Lessee covenants that all rights, titles and interests in, to, under or relating to Minerals (whether such Minerals are a result of acquisition, lease, option or otherwise) hereinafter owned by, leased by, optioned by or otherwise subject to the control of any Lessee Related Entity in any part of the Applicable Area shall be solely owned by, leased by, optioned by or otherwise subject to the control of Lessee and no other Lessee Related Entity.

Lessee does not warrant title to any Minerals subject to the ORRI and Lessor accepts the ORRI on this basis. The ORRI assigned hereunder shall be on a net mineral acre basis presently or hereinafter owned by, leased by, optioned by or otherwise subject to the control of any Lessee Related Entity in any part of the Applicable Area and is subject to spacing unit pooling provisions as approved by the New Mexico Oil Conservation Division, but the gross proceeds to which the ORRI apply shall include any cost recovery obtained by any Lessee Related Entity in connection with such pooling provision or otherwise.

For the purpose of this Extension Agreement, “ORRI” means an overriding royalty interest of one percent (1%) of one hundred percent (100%) of (i) the gross proceeds (including without limitation premiums and special credits) from the sale (or, when used by or sold to any Lessee Related Entity, one percent (1%) of one hundred percent (100%) of the market value at the point of sale or use thereof) of any and all Minerals, without any deduction whatsoever for any Costs, (ii) any and all advance payments and take-or-pay payments received by any Lessee Related Entity arising out of or relating to the Applicable Area, and (iii) Consideration received by any Lessee Related Entity as a result of any final judgment or settlement of any of any contractual, common law, statutory or administrative claim that relates or pertains to the Applicable Area or the agreement of any Lessee Related Entity to modify, release, cancel or terminate any agreement relating or pertaining to the Applicable Area. The ORRI granted in this Extension Agreement shall apply to every extension, renewal or modification of any ownership, lease, option or other control of any and all Minerals presently or hereinafter owned by, leased by, optioned by or otherwise subject to the control of any Lessee Related Entity in any part of the Applicable Area. The ORRI granted in this Extension Agreement shall apply to any new ownership, lease, option or other control of any and all Minerals presently or hereinafter owned by, leased by, optioned by or otherwise subject to the control of any Lessee Related Entity in any part of the Applicable Area. All of the express and implied covenants of the Lease shall be equally applicable to the ORRI.

Any other provision hereof to the contrary notwithstanding, any right granted or reserved herein for Lessor to receive an ORRI under this Extension Agreement shall, in any event, terminate one day prior to the expiration of 21 years after the death of the survivor of all descendants of Donald Trump, President of the United States, who are living on the effective date of this Extension Agreement.

5.	At any time prior to September 8, 2020, Lessee may elect to renew the Lease in accordance with the terms of the Lease by paying Lessor the payment required therein to initiate the full term of the Option Lease. Any such renewal shall not affect, amend or negate the ORRI or any other rights granted to Lessor under this Extension Agreement.

6.	In the event of a conflict between the terms of the Lease and this Extension Agreement, the terms of this Extension Agreement shall prevail.

7.	The Parties agree that this Extension Agreement is a covenant running with the Applicable Area and that it touches and concerns the Applicable Area. Thrust shall reimburse Lessor for any and all costs and expenses in connection with recording the Lease and/or the Extension Agreement in each of the counties within the Applicable Area.

8.	The foregoing constitutes the entire agreement between the Parties and, other than the Lease, there are no other verbal or written terms, obligations or agreements not written herein between the Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Extension Agreement as of September 7, 2018.

LESSOR:

SOUTHWEST MINERAL COMPANY, LLC,

a New Mexico limited liability company

By:	/s/ Jarrod D. Likar

Name: Jarrod D. Likar

Title: Vice President – Land Development

STATE OF NEW MEXICO	)
)ss:
COUNTY OF SANDOVAL	)

This instrument was acknowledged before me on September 7, 2018, by Jarrod D. Likar, Vice President – Land Development of SOUTHWEST MINERAL COMPANY, LLC, a New Mexico limited liability company, on behalf of said company.

/s/ Matthew M. Spangler
NOTARY PUBLIC

My Commission Expires:

9-24-2019

LESSEE:

THRUST ENERGY, INC.,	CEBOLLA ROJA, LLC,
a New Mexico corporation	a New Mexico limited liability company

By: /s/ James C. Manatt, Jr.	By: /s/ Christopher Carameros
Name: James C. Manatt, Jr.	Name: Christopher Carameros
Title: President / CEO	Title: Authorized Member

STATE OF NEW MEXICO	)
)ss:
COUNTY OF CHAVEZ	)

This instrument was acknowledged before me on September 7, 2018, by James C. Manatt, Jr., President/CEO of THRUST ENERGY, INC., a New Mexico corporation, on behalf of said corporation.

/s/ Debra Franks
NOTARY PUBLIC

My Commission Expires:

1-19-2022

STATE OF NEW MEXICO	)
)ss:
COUNTY OF CHAVEZ	)

This instrument was acknowledged before me on September 7, 2018, by Christopher Carameros, Authorized Member of CEBOLLA ROJA, LLC, a New Mexico limited liability company, on behalf of said company.

/s/ Alice Chavez
NOTARY PUBLIC

My Commission Expires:

7-15-2022